Exhibit 99.1

Contact:
Noopur Liffick
Investor Relations & Corporate Affairs
510-809-2465
investors@aduro.com
press@aduro.com

Aduro Biotech Provides Business Update and Reports Fourth Quarter and Full Year 2019 Financial Results

BERKELEY, California, March 9, 2020 – Aduro Biotech, Inc. (NASDAQ: ADRO), a clinical-stage biopharmaceutical company focused on developing therapies targeting the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways for the treatment of cancer, autoimmune and inflammatory diseases, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2019.

“2019 was a critical year for Aduro as we narrowed the focus of our STING program to squamous cell carcinoma of the head and neck and non-muscle invasive bladder cancer, and shifted the focus of our APRIL program to IgA nephropathy. In an effort to ensure we have the appropriate resources in place to advance these programs, we scaled down the company with the strategic reset in January 2019 and corporate restructuring in January 2020,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “Our strong cash position, which now takes us into 2023, enables us to execute on several key milestones in 2020 across our STING and APRIL programs.”

Key Accomplishments in Fiscal Year 2019

STING

•

First patient dosed in Phase 2 clinical trial of ADU-S100 (MIW815) in combination with Keytruda® (pembrolizumab), an approved anti-PD-1 antibody, as a first-line treatment for recurrent or metastatic head and neck squamous cell carcinoma

•

Presented findings from the Phase 1b study of ADU-S100 (MIW815) in combination with spartalizumab (PDR001) in patients with advanced, metastatic treatment-refractory solid tumors or lymphomas in an oral presentation at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting

•	Presented nonclinical data on the role of TNF-alpha in suppressing the immunogenicity of STING agonists at the Society for Immunotherapy of Cancer’s (SITC) 34th Annual Meeting

•	Presented three abstracts at the American Association for Cancer Research (AACR) Annual Meeting 2019, including updated preclinical data on ADU-S100

APRIL

•

Completed treatment of all healthy volunteer dose cohorts in the single ascending dose and multiple ascending dose portions of the Phase 1 clinical trial of BION-1301 for the treatment of IgA nephropathy

•

Presented findings from the dose escalation portion of the Phase 1/2 study of BION-1301 in patients with relapsed or refractory multiple myeloma in two poster presentations at the 2019 ASCO Annual Meeting

Anti-CD27 Agonist Antibody

•

License partner, Merck & Co., Inc. (known as MSD outside the United States and Canada), presented findings from an ongoing Phase 1 clinical trial of MK-5890, the anti-CD27 agonist antibody licensed to Merck in 2014, in an oral presentation during the late breaking abstract session at the SITC 34th Annual Meeting

Corporate

•	Appointed immuno-oncology drug development expert, Dimitry Nuyten, M.D., Ph.D., as chief medical officer

•	Appointed life sciences industry veterans, David H. Mack, Ph.D. and Frank Karbe, to the board of directors

Financial Results

•	Cash Position – Cash, cash equivalents and marketable securities totaled $213.6 million at December 31, 2019, compared to $277.9 million at December 31, 2018.

•

Revenue – Revenue was $3.6 million for the fourth quarter of 2019 and $17.3 million for the year ended December 31, 2019, compared to $2.8 million and $15.1 million, respectively, for the same periods in 2018. For the fourth quarter and year ended December 31, 2019, the increase in revenue was primarily due to ratable recognition of the upfront milestone payment received under our Lilly collaboration in 2019. The increase was offset by a reduction in the revenue recognized for our Novartis collaboration in 2019 and by the milestone payment received under our license and collaboration agreement with Merck upon its initiation of a phase 1 trial in 2018.

•	Expenses –

o

Research and development expenses were $15.1 million for the fourth quarter of 2019 and $67.0 million for the year ended December 31, 2019, compared to $17.6 million and $75.8 million, respectively, for the same periods in 2018. For the fourth quarter and year ended December 31, 2019, costs decreased primarily due to reduced headcount and reduced stock-based compensation expense resulting from our strategic reset in January 2019. The reset also resulted in reduced spending towards deprioritized programs partially offset by higher spending towards our STING and APRIL programs.

o

General and administrative expenses were $9.0 million for the fourth quarter of 2019 and $34.8 million for the year ended December 31, 2019, compared to $9.0 million and $36.0 million, respectively, for the same periods in 2018. For the year ended December 31, 2019, costs decreased primarily due to reduced headcount and stock-based compensation expense resulting from our strategic reset in January 2019. The decrease in costs for the year was partially offset by higher professional services costs due to consulting services.  The higher professional services costs also resulted in  general and administrative expenses for the fourth quarter of 2019 remaining consistent with the 2018 period.

o	Loss on impairment of intangible assets was $5.0 million for the year ended December 31, 2019. This expense was recorded due to the discontinuation of one of our acquired early research programs.
•

Net Loss – Net loss for the fourth quarter of 2019 was $19.4 million or $0.24 per share and $82.4 million or $1.03 per share for the year ended December 31, 2019, compared to net loss of $26.3 million or $0.33 per share and $95.4 million or $1.21 per share, respectively, for the same periods in 2018.

About Aduro

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in patients with cutaneously accessible metastatic solid tumors or lymphomas. BION-1301, a first-in-class humanized IgG4 monoclonal antibody that fully blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current intentions or expectations concerning, among other things, the potential for our technology, continued advancement of our programs, our focus on our STING and APRIL programs, our strong cash position taking us into 2023, our ability to execute on key milestones in 2020 and our collaborations with leading global pharmaceutical companies to help expand and drive our product pipeline. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, the success of our restructuring, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2019, to be filed with the Securities and Exchange Commission (SEC), and our other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Collaboration and license revenue	$3,633	$2,758	$17,258	$15,087
Total revenue	3,633	2,758	17,258	15,087
Operating expenses:
Research and development (1)	15,129	17,614	67,045	75,836
General and administrative (1)	8,950	9,014	34,795	36,035
Loss on impairment of intangible assets	—	3,992	5,006	3,992
Amortization of intangible assets	137	141	554	584
Total operating expenses	24,216	30,761	107,400	116,447
Net loss from operations	(20,583)	(28,003)	(90,142)	(101,360)
Interest income, net	1,117	1,392	5,451	5,284
Other expense, net	(39)	(49)	(93)	(64)
Loss before income tax	(19,505)	(26,660)	(84,784)	(96,140)
Income tax benefit	90	339	2,412	783
Net loss	$(19,415)	$(26,321)	$(82,372)	$(95,357)
Net loss per common share, basic and diluted	$(0.24)	$(0.33)	$(1.03)	$(1.21)
Shares used in computing net loss per common share, basic and diluted	80,550,012	79,421,381	80,110,711	78,812,407

(1) Includes the following share-based compensation expenses:
Research and development	$1,074	$2,231	$6,376	$9,745
General and administrative	$1,249	$1,771	$6,063	$7,729

ADURO BIOTECH, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$59,624	$126,310
Marketable securities	153,978	140,129
Accounts receivable	342	12,037
Prepaid expenses and other current assets	3,958	4,500
Total current assets	217,902	282,976
Marketable securities	—	11,434
Property and equipment, net	24,688	29,157
Operating lease right-of-use assets	21,110	—
Goodwill	8,167	8,334
Intangible assets, net	18,978	25,135
Restricted cash	468	468
Total assets	$291,313	$357,504
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$414	$1,457
Accrued clinical trial and manufacturing expenses	4,253	2,542
Accrued expenses and other liabilities	8,181	10,518
Operating lease liabilities	1,803	—
Deferred revenue	6,950	16,000
Total current liabilities	21,601	30,517
Deferred rent	—	11,063
Contingent consideration	1,051	998
Deferred revenue	166,963	172,671
Deferred tax liabilities	3,527	6,104
Operating lease liabilities	31,636	—
Other long-term liabilities	940	840
Total liabilities	225,718	222,193
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	552,077	538,895
Accumulated other comprehensive income	414	940
Accumulated deficit	(486,904)	(404,532)
Total stockholders’ equity	65,595	135,311
Total liabilities and stockholders’ equity	$291,313	$357,504